Exhibit 4.9
Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
THE WARRANT EVIDENCED OR CONSTITUTED HEREBY, AND THE SHARES ISSUABLE HEREUNDER, HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SHARES ISSUABLE UNDER THIS RESTATED WARRANT ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE SHAREHOLDERS’ AGREEMENT BY AND AMONG THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER PARTIES NAMED THEREIN. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
PROFIT STAR LIMITED
AMENDED AND RESTATED WARRANT
TO PURCHASE SERIES A PREFERRED SHARES
(Subject to Adjustment)
Date: June 29, 2009
THIS CERTIFIES THAT, for value received, subject to the terms and conditions of this Amended and Restated Warrant to Purchase Series A Preferred Shares (this “Restated Warrant”), at any time and from time to time during the Exercise Period (as defined below), (i) Sequoia Capital China II, L.P., an exempted limited partnership duly established and validly existing under the Laws of the Cayman Islands (“Sequoia Capital”), is entitled to purchase from Profit Star Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), up to 14.208 Series A convertible and redeemable preferred shares of the Company, (ii) Sequoia Capital China Partners Fund II, L.P., a limited partnership duly established and validly existing under the Laws of the Cayman Islands (“SC Partners”) is entitled to purchase from the Company, up to 354 Series A convertible and redeemable preferred shares of the Company, and (iii) Sequoia Capital China Principals Fund II, L.P., a limited partnership duly established and validly existing under the Laws of the Cayman Islands (“SC Principals”, together with Sequoia Capital and SC Partners, each, a “Holder”, and collectively, the “Holders”) is entitled to purchase from the Company, up to 2,387 Series A convertible and redeemable preferred shares of the Company, (collectively, the “Warrant Shares”), par value US$0.01 per share, at the Exercise Price Per Share (as defined below). The Exercise Price Per Share and number of Warrant Shares are subject to adjustment and change as provided herein. This Restated Warrant is issued pursuant to the Series A Preferred Share and Warrant Purchase Agreement dated July 16, 2007 (the “Purchase Agreement”), among the Company, Sequoia Capital and certain other parties named therein, and further negotiation and agreements among the parties hereto.
     THIS FURTHER CERTIFIES THAT, (i) Sequoia Capital and the Company have entered into a Warrant to Purchase Series A Preferred Shares on July 16, 2007 (the “Original Warrant”) and (2) the Holders and the Company have entered into an Amendment to

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
Warrant to Purchase Series A Preferred Shares on September 5, 2008 (the “Amendment to the Original Warrant”), and the parties hereto desire to enter into this Restated Warrant on the terms and conditions set forth herein, which shall supersede and replace in its entirety the Original Warrant and the Amendment to the Original Warrant.
     1. Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement. As used in this Restated Warrant the following terms shall have the following respective meanings:
     “Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries. Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, and siblings, (b) in respect of an Holder, shall also include (i) any shareholder of such Holder, (ii) any entity or individual which has a direct and indirect interest in such Holder (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Holder or its fund manager, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals.
     “Board” shall mean the board of directors of the Company.
     “Common Shares” means the common shares, par value US$0.01 per share, of the Company.
     “Company” means Profit Star Limited, a company incorporated under the laws of the Cayman Islands.
     “Control” with respect to any third Person means having the ability to direct the management and affairs of such third Person, and such ability shall be deemed to exist (a) when any Person holds at least twenty percent (20%) of the outstanding voting securities of such third Person and no other Persons owns a greater number of outstanding voting securities of such third Person or (b) over other members of a Person’s immediate family. Immediate family members include, without limitation, a Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Encumbrances” shall have the meaning ascribed to it in Section 7.
     “Exercise Date” shall mean the date of effective exercise of this Restated Warrant by a Holder (as applicable) during the Exercise Period.
     “Exercise Period” shall mean the period commencing on the Closing Date and ending on the date of Qualified IPO of the Company.
     “Exercise Price Per Share” means the per share exercise price of the Warrant Shares which shall initially be US$29.5 (which is subject to the adjustment stated in Section 4 herein and the adjustment of the purchase price of Series A Preferred Shares pursuant to the Purchase Agreement), amounting to an aggregate exercise price of all the Warrant Shares of US$499,995.5.

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
     “Exercise Price” shall have the meaning ascribed to it in Section 2.1 of this Restated Warrant.
     “Notice of Exercise” shall have the meaning ascribed to it in Section 2.1 of this Restated Warrant.
     “Permitted Transferee” means an Affiliate of a Holder (as applicable).
     “Person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental authority or other entity of any kind or nature.
     “Purchase Agreement” means the Series A Preferred Share and Warrant Purchase Agreement dated July 16, 2007 by and among the Company, Sequoia Capital and certain other parties named therein.
     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, all as from time to time in effect.
     “Series A Preferred Shares” means the Series A convertible and redeemable preferred shares, par value US$0.01 per share, of the Company.
     “Shares” means the shares of the Company.
     “Shareholders Agreement” means that certain Shareholders Agreement dated August 2, 2007 by and among the Company, Sequoia Capital and certain other parties named therein.
     “UNCITRAL Rules” shall have the meaning ascribed to it in Section 18(b).
     “Warrant” as used herein, shall include this Restated Warrant and any warrant delivered in substitution or exchange therefor as provided herein.
     “Warrant Shares” shall have the meaning ascribed to it in the first paragraph of this Restated Warrant (which is subject to the adjustment stated in Section 4 herein).
     2. Exercise of Warrant
          2.1. Exercise and Payment. Subject to compliance with the terms and conditions of this Restated Warrant and applicable securities laws, this Restated Warrant may be exercised, in whole or in part, at any time during the Exercise Period by the delivery of notice of exercise substantially in the form attached hereto as Exhibit A (the “Notice of Exercise”), duly executed by a Holder, to the Company at the address provided for notice to the Company under the Purchase Agreement, and within thirty (30) days thereafter, such Holder shall (a) surrender a copy of this Restated Warrant to the Company at such address and (b) effect payment to the Company, (i) in cash (by check) or by wire transfer, (ii) by cancellation of indebtedness of the Company owed to the Holders, or (iii) by a combination of (i) and (ii), of an amount equal to the product obtained by multiplying the number of Warrant Shares being purchased upon such exercise by the then effective Exercise Price Per Share (the

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
“Exercise Price”). The Warrant herein will expire if not exercised within the Exercise Period.
          2.2. Share Certificates; Fractional Shares. Upon surrender of a copy of this Restated Warrant and payment of the Exercise Price by a Holder, the Company shall register such Holder as a member of the Company in the Company’s share register in respect of the number of Warrant Shares issuable upon such exercise, and issue and deliver to such Holder or person(s) entitled to receive the same a certificate or certificates for such number of Warrant Shares issuable upon such exercise at the Company’s expense, together with cash in lieu of any fraction of a Warrant Share equal to the Exercise Price Per Share multiplied by such fraction. No fractional Warrant Share or scrip representing a fractional Warrant Share shall be issued upon an exercise of this Restated Warrant.
          2.3 Effective Date of Exercise. This Restated Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise and payment by a Holder of the Exercise Price as provided in Clause 2.1 above. The person entitled to receive the Warrant Shares issuable upon exercise of this Restated Warrant shall be treated for all purposes as the holder of record of such Warrant Shares from the close of business on the date such Holder is deemed to have exercised this Restated Warrant.
     3. Valid Issuance; Taxes. All Warrant Shares issued upon the exercise of this Restated Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof.
     4. Adjustment of Exercise Price Per Share and Number of Warrant Shares. The Exercise Price Per Share and number of Warrant Shares issuable upon exercise of this Restated Warrant is subject to the adjustment upon occurrence of the following events before the Exercise Date:
          4.1. Dividend, Subdivision, Combination or Reclassification of Series A Preferred Shares. If the Company shall, at any time or from time to time, (i) declare a dividend on the Series A Preferred Shares payable in shares of its capital stock (including Series A Preferred Shares), (ii) subdivide the outstanding Series A Preferred Shares, (iii) combine the outstanding Series A Preferred Shares into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the Series A Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Exercise Price Per Share in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date shall be proportionately adjusted so that the holder of any Warrant exercised after such date shall be entitled to receive, upon payment of the same aggregate amount as would have been payable before such date, the aggregate number and kind of shares of capital stock which, if such Warrant had been exercised immediately prior to such date, such Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend is declared and such

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
dividend is not paid, the Exercise Price Per Share shall again be adjusted to be the Exercise Price Per Share in effect immediately prior to such record date.
          4.2. Certain Distributions. If the Company shall, at any time or from time to time, fix a record date for the distribution to all holders of Series A Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness, assets or other property (other than dividends payable in capital stock for which adjustment is made under Section 4.1), the Exercise Price Per Share shall be reduced to the price determined by multiplying the Exercise Price Per Share in effect immediately prior to such record date by a fraction (which shall in no event be less than zero), the numerator of which shall be the Exercise Price Per Share on such record date (or, if an ex-dividend date has been established for such record date, on the next day preceding such ex-dividend date), less the fair market value (as determined in good faith by the Board of Directors if in a form other than cash or readily marketable securities) of the portion of the assets, evidences of indebtedness, other property, subscription rights or warrants so to be distributed applicable to one share of Series A Preferred Share and the denominator of which shall be such Exercise Price Per Share. Any such adjustment shall become effective immediately after the record date for such distribution. Such adjustments shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Exercise Price Per Share shall be adjusted to the Exercise Price Per Share in effect immediately prior to such record date.
          4.3. Other Changes, etc. If the Company at any time or from time to time, after the issuance of this Restated Warrant but prior to the exercise hereof, shall take any action affecting its Series A Preferred Shares similar to or having an effect similar to any of the actions described in Section 4.1, 4.2 or 4.5 (but not including any action described in such Sections) then, and in each such case, the Exercise Price Per Share and number of Warrant Shares shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable under the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to each Holder).
          4.4. Adjustments to Other Shares. In the event that at any time, as a result of an adjustment made pursuant to this Section 4, each Holder shall become entitled to receive, upon exercise of this Restated Warrant, any shares of capital stock of the Company other than Series A Preferred Shares, the number of such other shares so receivable upon exercise of this Restated Warrant and the Exercise Price Per Share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Series A Preferred Shares contained in this Section 4 herein.
          4.5. Adjustment for Capital Reorganization, Merger or Consolidation. In case of any reorganization of the capital shares of the Company (other than a combination, reclassification or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that each Holder of this Restated Warrant shall thereafter be entitled to receive, upon exercise of this Restated Warrant, and upon payment of the Exercise Price then in effect, the number of shares or other, securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
upon exercise of this Restated Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Restated Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4.5 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the shares or securities of any other corporation that are at the time receivable upon the exercise of this Restated Warrant. If the per-share consideration payable to a Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Restated Warrant with respect to the rights and interests of such Holder after the transaction, to the end that the provisions of this Restated Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Restated Warrant.
     5. Certificate as to Adjustments. In each case of any adjustment in the Exercise Price Per Share, or number or type of shares issuable upon exercise of this Restated Warrant, the chief financial officer (or any person of an equivalent position) of the Company shall compute such adjustment in accordance with the terms of this Restated Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Exercise Price Per Share. The Company shall promptly send (by facsimile or electronic mail, and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to each Holder.
     6. Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Restated Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Restated Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant.
     7. Reservation of Shares. The Company hereby covenants and agrees that at all times there shall be reserved in the Company’s authorized but unissued share capital for issuance and delivery upon exercise of this Restated Warrant such number of Warrant Shares (or other securities of the Company as are from time to time issuable upon exercise of this Restated Warrant) and Common Shares for issuance on conversion of such Warrant Shares, including, amending its Memorandum and Articles of Association or other constitutional documents from time to time to increase its authorized share capital as necessary. All such shares shall be duly authorized, and when issued by way of registration in the name of the Holders in the Company’s register of members upon such exercise in accordance with the terms herein, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive and similar rights (“Encumbrances”), except such Encumbrances arising under law or under the Shareholders Agreement. Each Holder acknowledges that “reserve,” “reservation” or similar words may have no technical meaning under the laws of the Cayman Islands. For purposes only of this Restated Warrant, “reserve”, “reservation” and similar words shall mean that the Board of Directors of the Company have approved and authorized an intent by the Company to refrain from issuing a number of Warrant Shares sufficient to satisfy the exercise rights of the holder of this Restated Warrant (including Common Shares

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
issuable upon conversion of such Series A Preferred Shares) such that such Warrant Shares (and the Common Shares issuable upon conversion thereof) will remain in the authorized but unissued capital of the Company until, as applicable, this Restated Warrant is exercised in accordance with its terms or the Warrant Shares are converted into Common Shares in accordance with the terms thereof.
     8. Transfer and Exchange. Subject to the terms and conditions of this Restated Warrant and the Shareholders Agreement, and compliance with all applicable securities laws, this Restated Warrant and all rights hereunder may be transferred to any person, in whole or in part, on the books of the Company maintained for such purpose at the address provided for notice to the Company under the Purchase Agreement, by the Holders hereof in person, or by duly authorized attorney, upon surrender of this Restated Warrant properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer, provided that the transfer of the Warrant will not be effective unless the Holders transfer the total amount of Series A Preferred Shares it holds in the Company concurrently with the transfer of the Warrant. Upon any permitted partial transfer, the Company will issue and deliver to each Holder a new Warrant or Warrants with respect to the Warrant Shares not so transferred. Each taker and holder of this Restated Warrant, by taking or holding the same, consents and agrees that when this Restated Warrant shall have been so endorsed, the person in possession of this Restated Warrant may be treated by the Company, and all other persons dealing with this Restated Warrant, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding; provided, however, that until a transfer of this Restated Warrant is duly registered on the books of the Company, the Company may treat each Holder hereof as the owner for all purposes.
     9. Restrictions on Transfer. Each Holder, by acceptance hereof, agrees that it will not sell or transfer any or all of this Restated Warrant, any Warrant Shares, or any Common Shares or other shares or securities issued upon exercise of this Restated Warrant, or upon conversion of Warrant Shares issued upon exercise of this Restated Warrant, as the case may be, except (a) to a Permitted Transferee of such Holder, or (b) pursuant to a sale or transfer by such Holder of Shares made in compliance with the provisions of the Shareholders Agreement, to the purchaser or transferee of such Shares.
     10. Representations and Warranties. The Company covenants that the representations and warranties set forth in Schedule A hereto shall be true and correct in all respects as of the date hereof and as of the Exercise Date, provided that if any of the representation or warranty set forth in Schedule A shall become untrue on the date of exercise of this Restated Warrant, due to reason of amendment of the applicable laws by the competent government authorities or due to the action of any third party, the Company shall notify each Holder of such situation promptly after it has become aware of the same.
     11. Compliance with Securities Laws. By acceptance of this Restated Warrant, each Holder hereby represents, warrants and covenants that any Warrant Share purchased upon exercise of this Restated Warrant or any Common Share acquired upon conversion thereof shall be acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof in the United States; that such Holder has had such opportunity as such Holder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit each Holder to evaluate the merits and risks of its

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
investment in the company; that each Holder is able to bear the economic risk of holding such Warrant Shares as may be acquired pursuant to the exercise of this Restated Warrant for an indefinite period; that each Holder understands that the Warrant Shares acquired pursuant to the exercise of this Restated Warrant or Common Shares acquired upon conversion thereof will not be registered under the Securities Act (unless otherwise required pursuant to exercise by such Holder of the registration rights, if any, previously granted to such Holder) and will be “restricted securities” within the meaning of Rule 144 under the Securities Act.
     12. No Rights or Liabilities as Shareholders. This Restated Warrant shall not entitle any Holder to any voting rights or other rights as a shareholder or member of the Company. In the absence of affirmative action by such Holder to purchase Warrant Shares by exercise of this Restated Warrant or Common Shares upon conversion thereof, no provisions of this Restated Warrant, and no enumeration herein of the rights or privileges of any Holder hereof shall cause such Holder hereof to be a shareholder or member of the Company for any purpose.
     13. Registration Rights. All Warrant Shares issuable upon exercise of this Restated Warrant and Common Shares issuable upon conversion of the Warrant Shares shall be “Registrable Securities” within the meaning of the relevant provisions of the Shareholders Agreement, and are entitled, subject to the terms and conditions of that agreement, to all registration rights granted to the Holders thereunder.
     14. Amendments and Waivers. Any term of this Restated Warrant may be amended and the observance of any term of this Restated Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holders.
     15. Notices. All notices and other communications from the Company to the Holders shall be given in accordance with the Purchase Agreement.
     16. Headings. The headings in this Restated Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.
     17. Law Governing. This Restated Warrant shall be governed in all respects by the laws of New York without regards to conflicts of law principles.
     18. Dispute Resolution.
          (a) The parties agree to negotiate in good faith to resolve any dispute between them regarding this Restated Warrant. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party that is a company, shall nominate one (1) authorized officer as its representative. The parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one (1) assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one (1) day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either party may begin formal arbitration proceedings to

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.
          (b) In the event the parties are unable to settle a dispute between them regarding this Restated Warrant in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules; and (ii) the language of the arbitration shall be English. Notwithstanding anything in this Restated Warrant or in the UNCITRAL Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any Holder unless such award both (x) is expressly appealable to and subject to de novo review by the courts of Hong Kong Special Administrative Region, and (y) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of such Holder or its affiliates to conduct its respective business operations or to make or dispose of any other investment. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     19. No Impairment. The Company will not cooperate with or facilitate any amendment of its Memorandum and Articles of Association or other constitutional documents, or any reorganization, consolidation, merger, dissolution, issue or sale of shares, sale of assets or any other voluntary action, so as to avoid or seek to avoid the observance or performance of any of the terms of this Restated Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of this Restated Warrant against impairment. Without limiting the generality of the foregoing, the Company (a) will use its best efforts to ensure that the par value of any shares issuable upon the exercise of this Restated Warrant will not be increased above the amount payable therefor upon such exercise, and (b) will take or procure the taking of all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon exercise of this Restated Warrant and fully paid and non-assessable Common Shares upon conversion of such Warrant Shares.
     20. Notices of Record Date. In the event:
          (a) the Company shall take a record of the holders of its Series A Preferred Shares or Common Shares (or other shares or securities at the time receivable upon the exercise of this Restated Warrant), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of any class or any other securities or to receive any other right; or
          (b) of any consolidation or merger of the Company with or into another corporation, any capital reorganization of the Company, any reclassification of the shares of the Company, or any conveyance of all or substantially all of the assets of the Company to another corporation in which holders of the Company’s shares are to receive shares, securities or property of another corporation, or of a Sale Transaction defined under the Shareholders Agreement; or

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
          (c) of any voluntary dissolution, liquidation or winding-up of the Company; or
          (d) of any redemption or conversion of all outstanding Common Shares or Series A Preferred Shares;
then, and in each such case, the Company will mail or cause to be mailed to each Holder of this Restated Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (ii) the date on which a record is to be taken for a vote on such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion, and the time, if any is to be fixed, as of which the holders of record of Series A Preferred Shares, Common Shares or such shares or securities as at the time are receivable upon the exercise of this Restated Warrant, shall be entitled to exchange their Series A Preferred Shares, Common Shares or such other shares or securities, for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be delivered at least twenty (20) days prior to the date therein specified.
     21. Severability. If any term, provision, covenant or restriction of this Restated Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Restated Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     22. Counterparts. For the convenience of the parties, any number of counterparts of this Restated Warrant may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument, but all of which together shall constitute one and the same instrument.
     23. Entire Agreement. This Restated Warrant, the Purchase Agreement and the Shareholders Agreement constitute the entire agreement between the Company and the Holders with respect to the Warrant and supersedes all prior agreements and understanding with respects to the subject matter of this Restated Warrant.
     24. Binding Effect: Benefits. This Restated Warrant shall inure to the benefit of and shall be binding upon the Company and the Holders and their respective permitted successors and assigns. Nothing in this Restated Warrant, expressed or implied, is intended to or shall confer on any person other than the Company and the Holders, or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Restated Warrant.
     25. No Inconsistent Agreements. The Company will not on or after the date of this Restated Warrant enter into any agreement with respect to its Shares which is inconsistent with the rights granted to the Holders or otherwise conflicts with the provisions hereof. The rights granted to Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to holders of the Company’s Shares under any other agreements, except rights that have been waived.
     26. Termination of the Original Warrant and the Amendment to the Original Warrant. The Original Warrant and the Amendment to the Original Warrant are hereby

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
terminated. Such terminations are effective upon execution of this Restated Warrant by all the parties hereto. Upon such execution, all provisions of, rights granted and covenants made in the Original Warrant and/or the Amendment to the Original Warrant are hereby replaced and superseded in their entirety and shall have no further force and effect. In addition, the parties hereto agree where there is any discrepancy between this Restated Warrant and the Purchase Agreement or any other agreement entered into between/among all or certain parties hereto, the provisions herein shall prevail.
     27. Execution of this Restated Warrant. All parties hereto confirm that this Restated Warrant shall be executed and become effective on or before July 13, 2009, three days before the expiration date of the Original Warrant and the Amendment to the Original Warrant.
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Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
     IN WITNESS WHEREOF, the parties hereto have executed this Restated Warrant as of the day and year herein above first written.

COMPANY:	PROFIT STAR LIMITED
	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Director
		Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
     IN WITNESS WHEREOF, the parties hereto have executed this Restated Warrant as of the day and year herein above first written.

FOUNDER:	ZHU QINYI ()
	By:	/s/ ZHU QINYI

FOUNDER:	SONG TAO ()
	By:	/s/ SONG TAO

FOUNDER:	OU LI ()
	By:	/s/ OU LI

FOUNDER:	TANG YAN ()
	By:	/s/ TANG YAN

FOUNDER:	XIA ZHIYI ()
	By:	/s/ XIA ZHIYI

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares

FOUNDER:	JIN ZI ()
	By:	/s/ JIN ZI

FOUNDER:	QU GUOPING ()
	By:	/s/ QU GUOPING

FOUNDER:	WU WENJIE ()
	By:	/s/ WU WENJIE

FOUNDER:	WANG ZHE ()
	By:	/s/ WANG ZHE

FOUNDER:	YAN QING ()
	By:	/s/ YAN QING

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares

FOUNDER:	ZENG RUI ()
	By:	/s/ ZENG RUI

FOUNDER:	SHAO WANYAN ()
	By:	/s/ SHAO WANYAN

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
     IN WITNESS WHEREOF, the parties hereto have executed this Restated Warrant as of the day and year herein above first written.

HOLDERS:	Sequoia Capital China II, L.P. Sequoia Capital China Partners Fund II, L.P. Sequoia Capital China Principals Fund II, L.P.
	By:	Sequoia Capital China Management II, L.P.
A Cayman Islands exempted limited partnership General Partner of Each

	By:	SC China Holding Limited
A Cayman Islands limited liability company
Its General Partner

	By:	/s/ Jimmy Wong
		Name:	Jimmy Wong
		Title:	Authorized Signatory

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
     IN WITNESS WHEREOF, the parties hereto have executed this Restated Warrant as of the day and year herein above first written.

WFOE:	PUSIDA (BEIJING) TECHNOLOGIES CO., LTD. ( () )

	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Legal Representative
		Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
     IN WITNESS WHEREOF, the parties hereto have executed this Restated Warrant as of the day and year herein above first written.

FOUNDERS HOLDCO:	XPLANE LTD.
	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Director
		Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
     IN WITNESS WHEREOF, the parties hereto have executed this Restated Warrant as of the day and year herein above first written.

DOMESTIC COMPANY:	HANGZHOU SKY NETWORK TECHNOLOGIES CO., LTD. ()
	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Legal Representative
		Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

Profit Star limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
     IN WITNESS WHEREOF, the parties hereto have executed this Restated Warrant as of the day and year herein above first written.

DOMESTIC COMPANY:	HANGZHOU MIJIA TECHNOLOGIES CO., LTD. ()
	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Legal Representative
		Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
SCHEDULE A
Corporate Status. The Company is organized under the laws of the Cayman Islands and is duly incorporated, validly existing, and in good standing under the laws of the Cayman Islands.
Authorization. All corporate action on the part of the Company and its officers, directors and shareholders necessary for the Company to execute and perform this Restated Warrant has been taken.
Validity of Warrant. This Restated Warrant is a legally valid and binding obligation of the Company. Upon issuance, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable, and free of any liens or encumbrances except for restrictions on transfer under the securities laws and any agreement to which each Holder becomes a party. The issuance of this Restated Warrant and the issuance of the Warrant Shares do not and will not violate any agreements to which the Company is, or at the time of issuance will be, a party.
Sufficient Shares. The Company has a sufficient number of Warrant Shares to enable the exercise in full of this Restated Warrant and a sufficient number of Common Shares to enable the conversion of all Warrant Shares into Common Shares. In the event the number of authorized but unissued Warrant Shares or Common Shares of the Company is not sufficient to effect the exercise in full of the Warrant or conversion of Warrant Shares specified under the Exercise Notice at the time of exercise, the Company shall promptly take all necessary actions to increase its authorized but unissued Warrant Shares or Common Shares, as the case may be, to such number to be sufficient for such purposes.
No Inconsistent Agreements. The Company has not previously entered into, and will not on or after the date of this Restated Warrant enter into, any agreement with respect to its securities that is inconsistent with this Restated Warrant or that would preclude the Company from discharging its obligations hereunder.
Governmental and Third Party Consents. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with or from any governmental agency or authority or any other person or entity required on the part of the Company in connection with the execution, delivery or performance of this Restated Warrant and the consummation of the transactions contemplated herein have been obtained.
Compliance with Other Instruments. The Company is not in violation of any provision of its Memorandum or Articles of Association; any mortgage, indenture, contract, agreement, instrument, judgment, decree or order; or any statute, rule or regulation applicable to the Company. The execution, delivery and performance of and compliance with this Restated Warrant pursuant to the terms hereof, will not result in any violation or be in conflict with or constitute a default under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such provision.
Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company which questions the validity of this Restated Warrant or the right of the Company to enter into it, or to consummate the transactions contemplated hereby,

Profit Star Limited
Amended and Restated Warrant to Purchase Series A Preferred Shares
or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware of any basis for the foregoing. The Company is not a party or subject to any order, writ, injunction, judgment or decree of any court or government agency or instrumentality the provisions of which may have a material adverse effect on the Company’s financial condition, business or properties. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate. There is no action, suit, proceeding or investigation pending or threatened (or any basis therefor) involving the prior employment of any of the Company’s officers, employees or consultants, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.
Title to Property and Assets. The Company has good and marketable title to all of its assets, free and clear of all liens and encumbrances, except such liens and encumbrances which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. All leases pursuant to which the Company leases real or personal property are valid and effective in accordance with their respective terms and, to the best of the Company’s knowledge, there exists no default or other occurrence or condition which could result in a default or termination of any such lease.
Taxes. The Company has timely filed, or caused to be timely filed, all applicable tax returns for income taxes, franchise taxes, sales taxes, withholding taxes, property taxes and, to the best of the Company’s knowledge, all other taxes of every kind whatsoever required by law to be filed, and all such tax returns are complete and accurate and in accordance with all legal requirements applicable thereto. The tax returns of the Company have never been audited by appropriate governmental authorities and the Company does not know of any additional tax liabilities, deficiencies or proposed adjustments for any period for which any such returns have been filed.